EXHIBIT 10.9


                                  AMENDMENT TO

                             INSIGNIA SYSTEMS, INC.
                          EMPLOYEE STOCK PURCHASE PLAN


         Pursuant to an Amendment to the Employee Stock Purchase Plan, adopted by the Board of Directors and approved by the Company's shareholders on May 17, 2000, paragraph 4.(a) of the Employee Stock Purchase Plan is hereby amended as follows:

4.(a).   Duration and Phases of the Plan.

         The Plan will commence on January 1, 2001 and will terminate December 31, 2003, except that any phase commenced prior to such termination shall, if necessary, be allowed to continue beyond such termination until completion. Notwithstanding the foregoing, this Plan shall be considered of no force and effect and any options granted shall be considered null and void unless the holders of a majority of all the issued and outstanding shares of the common stock of the Company approve the Plan within twelve (12) months after the date of its option by the Board of Directors.

10.(a).  Stock Reserved for Options.

         Six Hundred Thousand (600,000) shares of the Company's common stock are reserved for issuance upon the exercise of options to be granted under the Plan. Shares subject to the unexercised portion of any lapsed or expired option may again be subject to option under the Plan.


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